Exhibit 99.1

412 Mt Kemble Avenue Suite 110C Morristown, NJ 07960 +1-973-461-5200 www.majesco.com

PRESS RELEASE

Majesco Acquires InsPro Technologies: Strengthens and Scales Position in L&A and Group Segment

Expands growth potential and enhances domain depth as insurers seek successful digital and business transformation

Morristown, NJ – April 1, 2020 – Majesco (NASDAQ: MJCO), a leading cloud and SaaS provider for insurance businesses, announced today that it has completed the acquisition of InsPro Technologies Corporation (OTCBB: ITCC), a U.S. based software leader in the life and annuity insurance market.

InsPro Technologies brings an insurance administration and marketing system that supports group and individual business lines, and efficiently processes agent, direct market, worksite and website generated business. Majesco expands their customer portfolio of leading insurers and third-party administrators who currently process over 15 million policies daily, including some with over a million policies each.

The expertise, talent and experience that the InsPro Technologies team brings is critical to meeting the demands of today’s digital customer and reinforces Majesco’s commitment to creating a future of insurance that is agile, nimble and fast. InsPro also strengthens and supports Majesco’s strategy to continue leading the industry with innovative, cloud-based solutions that help carriers take advantage of current market opportunities.

“Our acquisition of InsPro Technologies complements and expands one of our key strategic focus areas. We have been investing in our L&A and Group business and our solid performance and financial position allow us to continue partnering with companies to accelerate and enable their cloud journey and business transformation,” commented Adam Elster, CEO of Majesco. “We’re excited to welcome InsPro’s Technologies customers to our community and look forward to helping them build the future of their business.”

Nomura Securities International, Inc. and Morgan, Lewis & Bockius LLP represented InsPro Technologies and Needham & Company, LLC and Sheppard, Mullin, Richter & Hampton LLP represented Majesco in the acquisition.

About Majesco

Majesco (NASDAQ: MJCO) provides technology, expertise, and leadership that helps insurers modernize, innovate and connect to build the future of their business – and the future of insurance – at speed and scale. Our platforms connect people and businesses to insurance in ways that are innovative, hyper-relevant, compelling and personal.  Over 200 insurance companies worldwide in P&C, L&A and Group Benefits are transforming their businesses by modernizing, optimizing or creating new business models with Majesco. Our market-leading solutions include CloudInsurer® P&C Core Suite (Policy, Billing, Claims); CloudInsurer® LifePlus Solutions (AdminPlus, AdvicePlus, IllustratePlus, DistributionPlus); CloudInsurer® L&A and Group Core Suite (Policy, Billing, Claims); Digital1st Insurance™ with Digital1st eConnect™, Digital1st EcoExchange™ and Digital1st Platform™ – a cloud-native, microservices and open API platform; Distribution Management, Data and Analytics and an Enterprise Data Warehouse. For more details on Majesco, please visit www.majesco.com.

412 Mt Kemble Avenue Suite 110C Morristown, NJ 07960 +1-973-461-5200 www.majesco.com

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Majesco’s Annual Report on Form 10-K, as amended by its Quarterly Reports on Form 10-Q.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this press release include, but are not limited to: integration risks;  changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; technology development risks; intellectual property rights risks; competition risks; additional scrutiny and increased expenses as a result of being a public company; the financial condition, financing requirements, prospects and cash flow of Majesco; loss of strategic relationships; changes in laws or regulations affecting the insurance industry in particular; restrictions on immigration; the ability and cost of retaining and recruiting key personnel; the ability to attract new clients and retain them and the risk of loss of large customers; continued compliance with evolving laws; customer data and cybersecurity risk; and Majesco’s ability to raise capital to fund future growth.

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Contacts

Laura Tillotson
Director, Marketing Communications
Laura.Tillotson@majesco.com